Exhibit 99.1

Advanta Announces Expiration of its Tender Offer

SPRING HOUSE, Pa.--(BUSINESS WIRE)--June 16, 2009--Advanta Corp. (NASDAQ: ADVNB; ADVNA) today announced the expiration and final results for its cash tender offer (as amended and supplemented, the “Tender Offer”), for any and all of the $100 million outstanding 8.99% Capital Securities issued by Advanta Capital Trust I (the “Capital Securities”). The Tender Offer expired at 5:00 p.m., New York City time, on June 15, 2009. The Company has accepted for purchase all of the Capital Securities validly tendered and not validly withdrawn in the Tender Offer. The aggregate principal amount of the Capital Securities validly tendered and not validly withdrawn pursuant to the Tender Offer was $10,803,000, representing approximately 10.8% of outstanding Capital Securities. The total consideration payable per $1,000 principal amount of Capital Securities is $200.00. The settlement date is expected to be June 17, 2009.

Sandler, O’Neill + Partners, L.P. acted as dealer manager for the Tender Offer and Global Bondholder Services Corporation was the Information Agent.

This legal announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer was made solely pursuant to the Company’s Offer to Purchase, dated May 11, 2009, and the related Letter of Transmittal, as amended and supplemented.

About Advanta

Advanta manages one of the nation’s largest credit card portfolios (through Advanta Bank Corp.) in the small business market. Founded in 1951, Advanta has long been an innovator in developing and introducing many of the marketing techniques that are common in the financial services industry today. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those projected. The most significant of these risks and uncertainties are the impact of litigation and legal, regulatory, administrative and other claims, investigations or proceedings. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Cash Tender Offer

Global Bondholder Services Corporation
Information Agent
866-470-4200

Sandler, O’Neill + Partners, L.P.
Dealer Manager
Katherine Orr
866-805-4128
212-466-8038
korr@sandleroneill.com

Advanta

Amy B. Holderer
Vice President, Investor & Media Relations
(215) 444-5335
aholderer@advanta.com